Exhibit 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Date of Issuance: September 14, 2006	Void After September 14, 2016

Date of Amendment and Restatement: February 23, 2007

ADVANCED BIOHEALING, INC.

AMENDED AND RESTATED WARRANT TO PURCHASE SHARES OF CAPITAL STOCK

This Amended and Restated Warrant to purchase shares of Capital Stock (the “Warrant”) is issued to [            ] (the “Holder”) by Advanced BioHealing, Inc., a Delaware corporation (the “Company”), as a replacement for and amendment and restatement of that certain Warrant to Purchase Shares of Capital Stock (the “Old Warrant”) of the Company issued to the Holder on September 14, 2006 pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement dated as of September 14, 2006 (the “Agreement”). The Holder and the Company agree that the Old Warrant shall be automatically cancelled effective as of the date hereof without any further action by the Company or the Holder and that the Holder shall promptly return the original Old Warrant to the Company. Without limitation to any right to transfer this Warrant, the Holder represents and warrants that it has not, and covenants and agrees that it will not, and will not sell, assign or transfer the Old Warrant to any other party. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to [            ] shares of the Company’s Series C-1 Preferred Stock, par value $0.001 per share (the “Series C-1 Preferred Stock”) The shares of Series C-1 Preferred Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 8.

2. Exercise Price. The purchase price for each Share shall be $3.61623, subject to adjustment pursuant to Section 8, and such price, as adjusted from time to time, is herein referred to as the “Exercise Price”.

3. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the period commencing on the date hereof and ending on the earlier of (i) September 14, 2016 and (ii) the closing of a Sale Transaction.

4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of this Warrant, together with a duly executed Subscription Notice in the form attached hereto, to the Secretary of the Company at its principal office; and

(b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5. Net Exercise. In lieu of cash exercising this Warrant, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

Y (A - B)
X =	A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant.

A =	The fair market value of one Share.

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 5, the fair market value of the Shares shall mean the average of the closing bid and asked prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in                     , for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Company’s Board of Directors.

6. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within five (5) days of the delivery of the Subscription Notice.

7. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide Series C-1 Preferred Stock of the Company, by split-up or otherwise, or combine such securities, or issue additional shares of its C-1 Preferred Stock of the Company as a dividend with respect to such securities, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In the case of any reclassification, capital reorganization or change in the Series C-1 Preferred Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price, provided the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) Other Action Affecting Shares. In the event that the Company shall make a distribution in respect of the Shares that is not elsewhere described in this Section 8, the Holder shall be entitled, upon exercise of this Warrant, to receive from the Company its pro rata share of any such distribution such that the Holder receives, upon exercise of this Warrant, the same type and amount of property which such Holder would have received if such Holder had exercised this Warrant immediately prior to such distribution or the date the Company shall take a record of the holders of its shares for purposes of such distribution, as applicable, and, from and after the date of such distribution, the Company shall hold and set aside (or cause to be held and set aside in a commercially reasonable manner) an amount of such property equal to the Holder’s pro rata portion thereof for distribution to the Holder pursuant hereto.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value thereof then in effect.

10. Successors and Assigns. The terms and provisions of this Warrant and the Agreement shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

11. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority in interest of the Shares issued or issuable upon exercise of all Warrants issued under the Agreement, even without the consent of the Holder. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon each holder of each such Warrant and any shares of capital stock purchased under any such Warrant and the Company. The Holder acknowledges that, by the operation of this Section 11, the holders of a majority in interest of the Shares issued or issuable upon exercise of all Warrants issued under the Agreement shall have the right and power to diminish or eliminate all rights of the Holder under this Warrant. This Warrant amends and restates, and replaces in its entirety, the Old Warrant, and such Old Warrant shall be of no further force or effect.

12. Governing Law. This Warrant shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, as applicable to contracts executed and delivered in New York between New York residents and which are to be performed wholly within New York, without regard to principles of conflicts of law except with respect to matters of law concerning the internal corporate affairs of any corporation which is a party to or the subject of this Warrant, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

13. No Impairment. The Company shall not by any action, including, without limitation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times carry out of all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

[Signature on following page]

IN WITNESS WHEREOF, each of Advanced BioHealing, Inc. and the Holder has caused this Amended and Restated Warrant to Purchase Shares of Capital Stock to be duly executed and delivered by its proper and duly authorized officer or other authorized person (as applicable) as of the date first written above.

Company:

ADVANCED BIOHEALING, INC.

By:
Name: Kevin Rakin
Title: President and
Chief Executive Officer

Holder:

[ ]

By:
Name:
Title:

SUBSCRIPTION NOTICE

Advanced BioHealing, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Capital Stock issued by Advanced BioHealing, Inc. and held by the undersigned (the “Warrant”),                      shares of Series C-1 Preferred Stock, par value $0.001 per share, of Advanced BioHealing, Inc.

Please check one of the following:

☐	Payment of the exercise price per share, in the total amount of $ , required under the Warrant accompanies this Subscription Notice.

☐	The undersigned elects to purchase the aforementioned shares pursuant to the cashless exercise provision in Section 5 of the Warrant.

Unless the Warrant is being exercised pursuant to the cashless-exercise provision in Section 5 of the Warrant, the undersigned hereby represents and warrants that the representations and warranties set forth in Section 3 of the Convertible Note and Warrant Purchase Agreement dated as of September 14, 2006 are true and correct with respect to the undersigned as though made by the undersigned on and as of the date hereof.

[ ]

By:
Title:
Address: